EXHIBIT 10.1

AGREEMENT BY AND BETWEEN

REWARDS NETWORK SERVICES INC. AND

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

This Agreement, effective as of the date indicated on the signature page hereof (“Effective Date”), is between American Express Travel Related Services Company, Inc. (“AXP”) and Rewards Network Services Inc. (“RN”). This Agreement establishes an agreement whereby AXP and RN cooperate in establishing a mutually acceptable arrangement that permits RN’s and AXP’s respective systems to be linked such that AXP can provide to RN a shadow-file of American Express® Cardmember transactions (the “Shadow File”) at certain American Express® merchants (“Service Establishments”) who are enrolled in frequent shopper and preferred provider programs (“Frequency Program(s)”) at such Service Establishments. RN matches such shadow-file against a file of customers in the Service Establishment’s Frequency Program to ascertain which Cardmembers in the Shadow File are Service Establishment customers that are entitled to the Frequency Program rewards.

1. SCOPE OF AGREEMENT - This Agreement governs RN’s provision of telecommunication and data-processing services in order to facilitate AXP’s transmission of the Shadow File and the processing of such information to determine if such Cardmembers are entitled to Frequency Program rewards maintained by a Service Establishment.

2. DATA SECURITY – The parties acknowledge that while AXP currently requires compliance with American Express’ “Data Security Operating Policies” set forth in Exhibit C, both parties recognize that RN is certified under Visa’s CISP program, which is a mutually satisfactory security program. Provided that RN remains certified under the CISP program, AXP waives the requirement that RN comply with American Express’ “Data Security Operating Policies”. If RN’s CISP certification should lapse, then it shall promptly notify American Express of its intent to comply with American Express’s then current “Data Security Operating Policies”; provided, that RN shall have forty five (45) days from delivery of such notice to completely update its procedures and systems to so comply and, provided, further, that either RN or AXP may chose instead to terminate this Agreement as of the first day of the month following such notice date.

3.	TRANSMISSION OF THE SHADOW FILE

a. AXP shall provide the Shadow File in a format as set forth in Exhibit A, which is attached to and made part of this Agreement.

b. In the event that AXP requests changes from those specified on Exhibit A, RN shall make such changes within 120 calendar days from the date of communication.

4. FEES

a. In consideration for AXP’s transmission of the Shadow File to RN to support RN’s services for the Frequency Programs of its customers, and for any other domestic or international Frequency Program that AXP agrees to provide Shadow Files for, RN shall pay to AXP the fees set forth on Exhibit B.

b. Each party agrees to bear its own development and maintenance costs necessary to perform its respective obligations under this Agreement.

c. AXP reserves the right upon 10 business days’ prior written notice to RN, and not more often than once per calendar year, to have an independent auditor validate the fees payable to AXP pursuant to this Agreement. In the event of any error in payment, RN shall have 30 business days to cure the error and make prompt payment to AXP.

5. TERM AND TERMINATION

a. This Agreement will commence as of the Effective Date and continue until either party gives written notice to the other party no less than 180 calendar days in advance that it wishes to terminate this Agreement.

b. Notwithstanding the preceding paragraph, either party may terminate this Agreement effective immediately upon written notice to the other party if (1) the other party begins liquidation or dissolution proceedings; (2) the other party assigns a substantial portion of its assets for the benefit of its creditors; (3) the other party has committed a material breach of its obligations under this Agreement and has failed to cure this breach within 60 calendar days of written notice from the other party; (4) bankruptcy proceedings or similar federal or state court proceedings are filed with respect to the other party’s business; or (5) the other party fails to pay its debts as they become due.

6. NOTICES - All notices required in writing under this Agreement will be considered as having been given by one party to the other upon the latter party’s receipt of same. All such notices will be transmitted by registered or certified mail, by overnight courier to:

American Express Travel Related Services Company, Inc.

30 Habitat Court

Cortland Manor, New York 10567

Attn: Seana Pitt

with a copy to:

American Express Travel Related Services Company, Inc.

200 Vesey Street, 33rd Floor

New York, New York 10285-4902

Attn: General Counsel’s Office-E/S

Rewards Network Services Inc.

Two North Riverside Plaza, Suite 950

Chicago, Illinois 60606

Attn: Megan Flynn

With a copy to:

Rewards Network Services Inc.

Two North Riverside Plaza, Suite 950

Chicago, Illinois 60606

Attn: General Counsel

The addresses set forth in this Agreement may be modified by either party upon notice to the other party as set forth in this Section.

7.	REPRESENTATIONS AND WARRANTIES

a. RN represents and warrants:

i) that it is engaged in the business of performing the services described herein;

ii) that it will handle or process the AXP data in a manner similar in quality and level of service to its handling and processing of any data, utilizing industry security standards, such as firewalls;

iii) that it will use its commercially reasonable efforts to keep its system in good working order and will repair and correct any deficiencies, errors, or defects during the term of this Agreement;

iv) that, other than to use aggregated Cardmember information to provide reports to RN merchants or partners, that it will use information provided by AXP only in connection with the purposes for which it has been provided; and

v) that, other than to use aggregated Cardmember information to provide reports to RN merchants or partners, that it will treat all of the information provided to RN by AXP as confidential information under this Agreement.

b. AXP represents and warrants that it will use its commercially reasonable efforts to keep its system in good working order and repair and correct any deficiencies, errors, or defects during the term of the Agreement.

c. Both parties represent and warrant that it has taken all necessary actions so that its execution, delivery and performance of this Agreement comply fully with all applicable federal or state laws, regulations or tariffs.

8. MISCELLANEOUS

a. Independent Contractors - RN and AXP shall at all times be deemed independent contractors. No party has the authority to enter into contracts on the other’s behalf, or in any way represent to any third party that it can obligate the performance of the other parties. Each party shall be solely responsible for its own acts and the acts of its respective agents, employees, servants and subcontractors in connection with this Agreement.

b. Confidential Information - In performing the services described herein, RN and AXP may have access to or receive disclosure of certain confidential information relating specifically to the other’s business, customers or clients. Both parties agree to keep any such confidential information concerning the other party in confidence and not to disclose it to any third party without the prior written consent of the other party. Each party will use the information obtained through this Agreement solely for purposes provided in this Agreement. The parties agree not to disclose to any third party any terms of this Agreement except as required by law. The parties agree that the information identified in Exhibit D is confidential information and the parties agree to the provisions regarding the treatment of confidential information set forth in Exhibit D. The provisions of this Section 7(b) shall survive the termination of this Agreement.

c. Assignment - Neither party may assign this Agreement in whole or in part without the prior written approval of the other, except that either party may assign all or part of this Agreement to its parent, subsidiaries, or affiliates without prior written approval of the other party.

d. Limitation of Liability - In no event shall either party be liable to the other party for any incidental, indirect, consequential, special, punitive or exemplary damages in connection with or otherwise arising out of this Agreement.

e. Indemnification – RN agrees to indemnify and hold harmless AXP, its parent, subsidiaries and affiliates from and against all damages, losses and expenses, including but not limited to reasonable outside attorneys’ fees, arising from any suit or claim arising or alleged to have arisen out of RN’s actions or failure to act in connection with the relationship established by this Agreement, including but not limited to any breach of this Agreement by RN.

f. Indemnification – AXP agrees to indemnify and hold harmless RN, its parent, subsidiaries and affiliates from and against all damages, losses and expenses, including but not limited to reasonable outside attorneys’ fees, arising from any suit or claim arising or alleged to have arisen out of AXP’s grossly negligent actions or failures to act or wilfull misconduct in connection with the relationship established by this Agreement.

g. Entire Agreement - This Agreement contains the entire agreement between the parties relating to its subject matter and supersedes all prior or contemporaneous negotiations or agreements, whether oral or written, relating to the subject matter hereof. This Agreement and its terms may be amended, supplemented, or modified only by an instrument in writing executed by each party. The captions and heading used in this Agreement are for reference purposes only and shall not limit or effect any of its terms.

h. Severability - In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provisions shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intentions of the parties underlying the invalid, illegal or unenforceable provisions.

i. Non-exclusivity - This Agreement and the rights granted to the parties are non-exclusive. Nothing in this Agreement shall be deemed to prevent the parties from offering similar arrangements to other parties.

j. Trademarks, etc. Neither party hereunder shall use the trademarks, service marks, trade names, or trade dress adopted and/or used by the other party except solely as may be expressly authorized by this Agreement or otherwise authorized in writing by that party.

k. Waiver - Failure to enforce any term or provision of this Agreement, to exercise any option which is provided, or to require at any time performance by either party, shall in no way be construed to be a waiver of any provisions of this Agreement.

l. Governing Law - This Agreement is governed by the laws of the State of New York without reference to the choice of law doctrine of such state.

m. Negotiation/Mediation of Disputes. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement, or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question or disagreement. To this effect, AXP and RN agree to consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 60 days from first notice of the dispute, then the parties agree first to try in good faith to settle the dispute by mediation administered by a recognized entity or association providing mediation services as mutually determined by the parties before resorting to litigation. The parties shall share equally in the costs of mediation. All offers, promises, conduct and statements, whether written or oral, made in the course of the negotiations and mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or mediation. Either party may seek equitable relief prior to mediation to preserve the status quo pending the completion of that process. This provision may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

RN and AXP duly executed this Agreement by and on their behalf by their duly authorized representatives as of the Effective Date.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:	/s/ Seana Pitt
Name:	Seana Pitt
Title:	Vice President, Network Development

Effective Date: 9/19/05

REWARDS NETWORK SERVICES INC.

By:	/s/ Ronald L. Blake
Name:	Ronald L. Blake
Title:	President and CEO

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